EXHIBIT 5.1


             [LETTERHEAD OF JONES, WALDO, HOLBROOK & MCDONOUGH]




                                                   Salt Lake City

                             January 22, 1997


Gentner Communications Corporation
1825 West Research Way
Salt Lake City, Utah 84119

     Re: SEC Form S-8 Registration Statement for 1997 Employee Stock Ownership Plan

Gentlemen:

     We have examined the Registration Statement on Form S-8 (the
"Registration Statement") as it is proposed to be filed by Gentner Communications Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") on or around January 22, 1997.

     The Registration Statement will register with the SEC under the Securities Act of 1933, as amended, up to five hundred thousand (500,000) shares of the Company's common stock (the "Shares") for purposes of contributing the Shares into the individual accounts of participating employees according to the Plan.

     In preparing this opinion, we have examined the Registration Statement, the Plan, the Company's Articles of Incorporation, and the Company's Bylaws. We have assumed that in each instance the Shares have been or will be issued pursuant to the terms of the Plan.

     Subject to the above qualifications and assumptions, it is our opinion that, when the Shares are sold in accordance with the Registration Statement, the Plan, and any purchases of the Shares thereunder, the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                           JONES, WALDO, HOLBROOK & McDONOUGH